                                                                   EXHIBIT 2.1.4

                        UNITED STATES BANKRUPTCY COURT
                          MIDDLE DISTRICT OF FLORIDA
                                TAMPA DIVISION

In re:
                                        CASE NO.: 98-7835-8P1
        TELECOMMUNICATIONS SERVICE
        CENTER, INC.,

                                        CHAPTER: 11

    Debtor.
_____________________________________/

                    FINAL ORDER CONFIRMING DEBTOR'S SECOND
                    ---------------------------------------
                        AMENDED PLAN OF REORGANIZATION
                        ------------------------------
                                AS SUPPLEMENTED
                                ---------------

        THIS CAUSE came on for hearing on February 3, 1999 and February 23, 1998, to consider confirmation of the Debtor's Second Amended Plan of Reorganization as Supplemented (the "Plan"). At the conclusion of the hearing, the Court has made findings of fact and conclusions of law stated orally and recorded in open Court. It is therefor,

        ORDERED that:

        1. The Court determines that all requirements of this Court's February 16, 1999 Order of Conditional Confirmation are satisfied.

        2. The requirement of feasibility has been satisfied as the Debtor has shown that (i) all merger documents for the merger contemplated by the Plan and the Agreement and Plan of Merger dated as of January 22, 1999 between the Debtor and Cyber Sentry, Inc., (the "Agreement") have been executed, and that such documents will be filed with the Department of State in Delaware and Florida upon the entry of this Court's Final Confirmation Order and effectiveness of the Plan, (ii) this Court entered orders approving the settlements between the Debtor and RSL Com U.S.A., Inc., successor in interest to the telecommunications business formerly owned by CBS Corporation, and now doing business as Westinghouse Communications "RSL" or "Westinghouse"), and between the Debtor and Sprint Communications Company L.P. ("Sprint") with respect to their claims for administrative expenses, (iii) all agreements providing for the payment of administrative expenses to RSL and to Sprint as well as all necessary documentation required under those agreements have been executed and delivered by the parties involved, (iv) all required tax returns for the period beginning May 7, 1998 have been filed with the United States and the Florida Department of Revenue, and (v) Debtor's counsel has certified to this Court that monies have been deposited for the payment of undisputed administrative expense claims.

        3. The Second Amended Plan of Reorganization as supplemented is modified as orally amended by the Debtor at the hearing. The present text of Article IV, Class Two, is deleted and the following is substituted in lieu thereof:
----- ---

           (a) This Class shall be paid in full in sixty (60) equal monthly payments with the first payment due thirty (30) days after the Confirmation Date. Payments shall include interest calculated at 7% percent per annum compounded daily, penalties, and other amounts provided for in the Bankruptcy Code. All liens held by the Class Two creditors as of the date of the Petition herein shall be retained.

        4. The Second Amended Plan of Reorganization is modified as orally amended by the Debtor at the hearing. The present text of Article III, Class
                                                          -----------  -----
Three, paragraph 3b., is deleted and the following is substituted in lieu
-----  ------------
thereof:

           3b.      SouthTrust Bank with a Demand Note in the approximate
remaining principal amount of $228,000 and an Installment Note in the approximate remaining principal amount of $202,356.88 (collectively the "SouthTrust Notes"), both of which are secured by collateral comprising all of Debtor's equipment, excepting only that equipment, if any, subject to a pre-petition validly perfected purchase money security interest having priority over the security interest of SouthTrust Bank. The SouthTrust Notes shall continue to be paid in accordance with the terms of the contracts.

        5. The Second Amended Plan of Reorganization is modified as orally amended by the

Debtor at the hearing. The present text of Article V, Class Three, is hereby
                                                      -----------
deleted; and following the present text of Article IV, Class Two the following
                                                       ---------
paragraph is inserted:

           Class Three: The Class 3a. and 3b. creditors shall be paid normal monthly payments in accordance with the terms of their contracts. All liens held by the Class Three creditors as of the date of the Petition herein shall be retained.

        6. The Debtor's Second Amended Plan of Reorganization filed on December 4, 1998 (Document #156), as supplemented by the Supplement to the Second Amended Plan of Reorganization filed on December 21, 1998 (Document #166), and amended by the Order of Conditional Confirmation signed on February 16, 1999 (Document #204), and as previously set forth in paragraph numbers three, four, and five above, is hereby confirmed.

        7. The issuance of shares pursuant to the Plan and the Agreement including shares issued to obtain capital in connection with the Plan and Agreement shall be exempt pursuant to 11 U.S.C. Sections 1145 and 364(f), including specifically an exemption from the registration requirements of the 1933 Securities Act.

        8. Counsel for the Debtor is directed to immediately serve a copy of this Order on all creditors using a current mailing matrix obtained from the Clerk of the Bankruptcy Court; and shall promptly file a Certificate of Service herein of such mailing.

        9. From the date hereof, counsel for the Debtor has twenty days to file a fee application.

       10. Debtor has thirty days from the date of this order to file any objections to claims.



        DONE AND ORDERED at Tampa, Florida, on March 4, 1999
                                               -------------


                                                /s/ Alexander Paskay
                                                ---------------------
                                                ALEXANDER PASKAY
                                                 CHIEF BANKRUPTCY JUDGE

Copies to:
David W. Steen, Esq., 400 North Tampa Street, Suite 2450, Tampa, FL 33601. U.S. Trustee, 501 E. Polk Street, Tampa, FL 33602
Telecommunications Service Center, Inc., 412 E. Madison, Suite 1200, Tampa, FL 33602
John H. Mueller, Esq., P.O. Box 2939, Tampa, FL 33601-2939
Dennis Ferguson, Esq., P.O. Box 2937, Tampa, FL 33601-2937
John J. Lamoureux, Esq., P.O. Box 3239, Tampa, FL 33601
Russell M. Blain, Esq., 110 East Madison St., Suite 200, Tampa, FL 33602-4700 Scott Stigall, Esq., 601 Bayshore Boulevard, Suite 700, Tampa, FL 33606
Robert L. Olsen, Esq., P.O. Box 1438, Tampa, FL 33601
James D. Gibson, Esq., 1800 Second Street, Suite 901, Sarasota, Florida 34236 Richard Malcohn, 401 E. Jackson St., Ste. 2700, Tampa, FL 33602
Patricia Willing, Ass't U.S. Attorney, 400 N. Tampa St., Suite 3200, Tampa, FL 33602-4708
Gordon Kiester, Florida Department of Revenue, P.O. Box 2299, Mango, FL 33550-
2299
Irwin Latner, One Penn Plaza, Suite 2107, New York, New York 10119